Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 29, 2023 relating to the financial statements of Greenfire Resources Inc., appearing in the Registration Statement No. 333-275129 on Form F-1 of Greenfire Resources Ltd.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 21, 2023 relating to the financial statements of Greenfire Resources Ltd., appearing in the Registration Statement No. 333-275129 on Form F-1 of Greenfire Resources Ltd.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 21, 2023 relating to the financial statements of Japan Canada Oil Sands Limited, appearing in the Registration Statement No. 333-275129 on Form F-1 of Greenfire Resources Ltd.

/s/ Deloitte LLP

Chartered Professional Accountants

Calgary, Canada

February 14, 2024